CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 18, 2015, relating to the financial statements and financial highlights which appear in the October 31, 2015 Annual Report to Shareholders of The Large-Cap Growth Equity Portfolio, The Focus Smid-Cap Growth Equity Portfolio and The Select 20 Portfolio (three of the series of Delaware Pooled® Trust), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 25, 2016